UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

INGLES MARKETS, INCORPORATED
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On April 1, 2026, Ingles Markets, Incorporated, a North Carolina corporation, issued a press release, a copy of which immediately follows this page, and commenced mailing a letter to shareholders, a copy of which immediately follows such press release.
Important Additional Information
This communication relates to the solicitation of proxies by Ingles Markets, Incorporated, a North Carolina corporation (the “Company”) in connection with the Company’s 2026 annual meeting of shareholders (the “Annual Meeting”). This is a contested solicitation. On April 1, 2026, the Company filed with the Securities and Exchange Commission (“SEC”) and began mailing to shareholders of record as of March 12, 2026 a definitive proxy statement and WHITE universal proxy card in connection with the Annual Meeting.
BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT, THE WHITE UNIVERSAL PROXY CARD, AND ANY OTHER PROXY MATERIALS FILED BY THE COMPANY WITH THE SEC, AS THEY CONTAIN IMPORTANT INFORMATION.
Shareholders may obtain the Company’s definitive proxy statement, the WHITE universal proxy card, any amendments or supplements thereto, and other relevant documents filed with the SEC free of charge at the SEC’s website at www.sec.gov. Copies are also available free of charge on the Company’s investor relations website under the “Corporate” tab at www.ingles-markets.com or by contacting Barbara Arnold.
The Company, its directors, and certain of its executive officers and employees may be deemed to be “participants” in the solicitation of proxies from shareholders in connection with the matters to be considered at the Annual Meeting. Information regarding the identity of these participants and their direct or indirect interests in the solicitation is set forth in the Company’s definitive proxy statement filed with the SEC on April 1, 2026, and may be supplemented in other materials filed with the SEC in connection with the Annual Meeting.

Ingles Markets Files Definitive Proxy Materials and Mails Letter to Shareholders
Urges Shareholders to Vote “FOR” ONLY Ingles’ Two Highly Qualified Independent Director
Candidates on the WHITE Proxy Card
Strongly Opposes Election of Sackler-Affiliated Nominee and Warns of Reputational, Commercial
and Value Risk if Sacklers’ Rory Held is Elected
ASHEVILLE, N.C. – April 1, 2026 – Ingles Markets, Incorporated (NASDAQ: IMKTA) today announced that it has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) in connection with its upcoming Annual Meeting of Shareholders (“Annual Meeting”) scheduled to be held on April 30, 2026.
In conjunction with the filing of the definitive proxy statement, Ingles’ Board of Directors is mailing a letter to shareholders, which reviews critical information for shareholders to consider ahead of the Annual Meeting, including:
•
Ingles Markets is demonstrating resilience, discipline and long-term focus reflected in its improved first quarter fiscal 2026 results: These results included year-over-year net sales growth, increased same store sales, expanded gross profit, nearly doubled net income, increased EBITDA and a strong balance sheet.

•
The Company is executing a long-term strategy that is delivering significant shareholder returns: Ingles’ total shareholder returns have outperformed grocery peers and exceeded relevant benchmarks across 1-, 5- and 10-year periods.

•
The Company is investing for the future to deliver sustained value creation: Ingles’ strong financial footing is a key competitive advantage, enabling a long record of capital returns as well as investments that position Ingles for future profitable growth – investments in technology, stores, equipment and real estate.

•
The Board has nominated two highly qualified, independent directors with relevant experience to advance Ingles’ strategy: Dwight Jacobs and Rebekah Lowe bring complementary operational, financial, real estate and human capital expertise aligned with Ingles’ strategy and all shareholders’ interests.

•
We believe members of the Sackler family and their representative, Rory Held, are NOT right for Ingles and that any association with them would lead to value destruction for Ingles: The Sacklers’ Purdue Pharma and its OxyContin drug contributed substantially to the devastating harm caused by opioids in Ingles’ communities. We believe that electing the Sacklers’ representative, Rory Held, to the Company’s Board would undermine the trust communities and customers have in Ingles, reduce sales and compromise our future.

•
Based on Rory Held’s communications to Ingles, we do not believe Summer Road is interested in long-term value creation: In our view, their narrow and short-sighted financial playbook is not the best way to deliver significant, enduring value for Ingles or our stakeholders, including our shareholders, associates, customers and communities.

The full text of the letter being mailed to shareholders follows:
Dear Fellow Shareholders,
On the heels of Hurricane Helene just 17 months ago, Ingles Markets has demonstrated the resilience, discipline, and long-term focus that have been core to the Company’s growth and success over its 60-year history. Ingles Markets’ improved performance and increased stock price – up 41.3% year to date1 – show our success in navigating last year’s challenges. Steadfast leadership from the Ingles Board of Directors and management, coupled with the dedication of our 25,000+ associates, have made Ingles a premier supermarket chain in the Southeast.
At the April 30, 2026 Annual Meeting of Shareholders, you are being asked to vote on the election of new directors. How you vote will influence the Company’s fundamental value for years to come. The Ingles Board unanimously recommends that you vote on the WHITE proxy card “FOR” ONLY Ingles director candidates – Dwight Jacobs and Rebekah Lowe, two highly respected leaders who bring expertise that would contribute to the returns we deliver to you.
1 As of Mar 27, 2026

In sharp contrast, an investment fund formed by certain members of the Sackler family, Summer Road LLC, is attempting to force its employee, Rory Held, (“the Sackler Representative”) onto the Ingles Board. This is the same Sackler family who ran Purdue Pharma and who paid billions of dollars in fines and settlements for their central role in the deadly opioid crisis in our country, including in the six states in which Ingles operates.
We strongly believe that allowing any Sackler Representative to influence the Company as a member of the Board would be bad for Ingles, bad for shareholders, bad for associates, bad for customers, and bad for the communities we serve.
Improved Financial Performance in Fiscal Q1 2026
Like many businesses across our region, Ingles’ fiscal 2025 financial performance reflects lingering impacts from Hurricane Helene. While recovery is ongoing, Ingles’ hard work has succeeded in bringing a damaged store and key capabilities back online. For example, within two weeks of the hurricane, Ingles’ distribution center was re-opened enabling us to stock our stores and achieve a fast return to normal operations.
First quarter fiscal 2026 year-over-year results show this progress:
•	Net sales increased 6.6% ($84.9 million) to $1.37 billion[2];
•	Same store sales increased 6.2%[2];
•	Gross profit expanded to 24.4% of net sales;
•	Net income nearly doubled, increasing to $28.1 million;
•	EBITDA[3] increased ~25.1%; and
•	Ingles’ balance sheet remained strong, supported by a prudent leverage ratio and a real estate asset portfolio that underpins it.
Executing Our Long-Term Strategy and Delivering Significant Shareholder Returns
Ingles’ strategy is grounded in value to customers through low prices, product variety, and friendly service in clean and updated stores as well as prudently investing for the future. Our strategic execution and unwavering focus on sustainable value creation has delivered significant shareholder returns. Indeed, in addition to outperforming relevant grocery peers, Ingles Markets has meaningfully outperformed the relevant index benchmark as a small-cap company, except for the period when our business was largely impacted by Hurricane Helene.4,5

	Total Shareholder Returns[6]
	1-Year	3-Year	5-Year	10-Year
Ingles Markets	39.2%	2.9%	44.5%	191.9%
S&P SmallCap 600	25.6%	40.7%	29.9%	168.0%

2 Ingles estimates that approximately $55 million to $65 million of revenue was lost during the first three-week period of fiscal year 2025 due to ongoing impacts from Hurricane Helene
3 See non-GAAP reconciliation
4 “S&P SmallCap 600 Index (USD) Factsheet”
5 “S&P Dow Jones Indices Announces Update to S&P Composite 1500 Market Cap Guidelines”
6 Calculated as of market close on Mar 27, 2026

Investing for the Future and Sustained Value Creation
The Company’s solid financial footing is a key competitive advantage. It has enabled a long record of capital returns to shareholders. In fact, Ingles has paid a quarterly dividend every year for the past 41 fiscal years7. These dividend distributions reflect consistently strong financial health, stable cash flows, and mature management. They signal a secure, stable company that provides investors with reliable income.
Our financial strength also provides flexibility to make investments that position Ingles for future value creation. We have identified approximately $120 million to $160 million of capital investments over the next two fiscal years to support profitable growth and efficiencies. Planned investments include:
•
Installing new technology to further improve the shopping experience and deepen tracking and analytics capabilities. For example, expanding electronic coupons, electronic payment options, and e-commerce options;

•	Remodeling up to 6 stores to make them more navigable and enjoyable through product layout, store design, and aisle size expansion;
•	Upgrading equipment across stores and the warehouse, purchasing rolling stock, and enhancing the milk processing plant, all of which contribute to more efficient operations;
•	Re-opening three stores that are temporarily closed due to Hurricane Helene; and
•	Opening a new store, which is on track for late spring 2026.
Ingles Markets’ strategic real estate investments are an important growth driver, enabling us to control favorable sites in the markets we serve or plan to serve in the future.
A Purpose-Built Board, Including Two New Highly Qualified Independent Director
Candidates
The Board has nominated two highly qualified director candidates for election at this year’s Annual Meeting. These candidates complement the Board’s existing strengths and bring expertise and fresh, independent thinking that will help propel Ingles’ business strategy and ability to continue to deliver enhanced shareholder value.
Dwight Jacobs is a seasoned C-suite executive, board leader, and CPA whose blend of operational, supply chain, real estate, and financial expertise is highly aligned with Ingles’ needs as a grocery retailer navigating complex logistics, real estate portfolio management, and margin pressures.
•
During his 20+ year career at Duke Energy (a Fortune 150 company), he oversaw a $16 billion supply chain and procurement function, where he increased profitability and generated $4 billion in cost savings through vendor optimization, use of data and technology, and enterprise-wide efficiency initiatives.

•
Dwight has a strong track record instilling financial rigor into company performance and building operating resiliency in his roles as a public company Chief Accounting Officer, Head of FP&A, and Chief Risk Officer.

•
As Duke’s Senior Vice President, Supply Chain, Real Estate and Chief Procurement Officer, he oversaw the Company’s real estate portfolio, including strategic planning, acquisitions and leasing, transactions and development, and facilities management.

•	Dwight offers meaningful M&A and integration experience, having played a key role in $7 billion of asset purchases at a Duke predecessor.
•
Underscoring the respect he has earned from both public and private companies, Dwight was chosen as an operating advisor to Kohlberg & Co and has been elected to both private and public company boards of directors, including currently serving on the HomeTrust Bancshares board, where he serves on the Audit and Asset/Liability Committees.

•	Dwight was an audit and business advisory partner at Arthur Andersen prior to joining Duke Energy.
7 Except 1984 when a stock dividend was paid

Rebekah Lowe brings 25+ years of experience leading large, customer-focused operations and guiding organizations for growth – experience that is highly applicable to Ingles Markets as a growing grocery company where human capital management and trusted customer relationships matter.
•
Rebekah had a distinguished career at Wachovia Bank. As Regional President for Western North Carolina, she led a billion-dollar operation spanning seven business lines and overseeing 500+ employees. In this role, she also directed the successful integration of the First Union/Wachovia merger in her region – managing organizational redesign, leadership selection, board development, customer retention, and stakeholder communications.

•
She was responsible for all lending, customer acquisition, financial performance, and growth in her region. The region achieved the highest customer service ratings in the country for seven consecutive years. Rebekah was named Executive Vice President of Wachovia Bank in 2002.

•
Earlier, she built Wachovia’s leadership presence in Eastern Florida’s highly competitive market, driving growth across retail, commercial, and wealth banking businesses. She served as the chief executive in a widespread geography that included Brevard, West Palm Beach, Ft. Lauderdale, and Miami, a region of more than six million people.

•	She also managed the integration of the largest independent bank in Florida, coordinating cross-state teams and overseeing the seamless conversion of systems, operations, and customer portfolios.
•
Throughout her career, Rebekah has advanced innovation, including launching new branch formats and optimizing network strategy – experience that translates to store format innovation, footprint optimization, and enhancing in-store customer engagement.

•	As Founder and Chief Executive Officer of FizzyWork Executive Coaching, she advises boards and senior executives, helping them elevate performance, strengthen culture, and achieve measurable impact.
•
In addition to her executive achievements, Rebekah is an independent director of the publicly traded HomeTrust Bancshares board, where she is a member of the Governance and Nominating, Compensation and Human Capital, and Mergers and Acquisitions Committees.

We Believe Members of the Sackler Family and Their Representative Are NOT Right for
Ingles and that Any Association with Them Would Lead to Value Destruction for Your
Company
Rory Held has been nominated for election to the Board by an investment entity controlled by Summer Road. Summer Road is the family investment office for members of the Sackler family, and the investment office is controlled by David Sackler. As a representative of the notorious Sackler family, we believe that Rory Held’s presence on the Board would be harmful to Ingles and all of our stakeholders, including Ingles’ shareholders, resulting in the potential for:
DIMINISHED CUSTOMER LOYALTY LEADING TO LOST GROCERY SALES: The Sacklers’ Purdue Pharma and its OxyContin drug contributed substantially to the devastating harm caused by opioids in Ingles’ communities. We believe that electing the Sackler Representative to the Company’s Board would undermine our customers’ trust and potentially reduce the Company’s grocery sales.
It is widely acknowledged that the Sacklers’ false and misleading marketing of OxyContin destroyed families across the South, which had among the highest rates of opioid overdose deaths in the country. As a community-based grocery store, Ingles depends on the loyalty of our customers. We believe customers may choose to shop anywhere else but at a store whose Board includes a Sackler Representative – particularly if they have experienced the loss of a family member or friend due to the addiction caused by the Sacklers’ OxyContin.
LOST PHARMACY SALES: Pharmacy sales represent a material portion of the Company’s revenue and would also be at risk. Ingles’ 112 pharmacies drive customer traffic, increase overall store visits, and boost transaction values as pharmacy customers often also purchase groceries and other items while in our stores. We believe that any Sackler Representative on the Ingles Board could impair future sales from Ingles’ pharmacy business.

LOST FUEL SALES: Less traffic in our stores and pharmacies risks lower fuel sales as well. Ingles’ revenue mix has been thoughtfully curated to create a full service, one-stop appeal to customers. The Company’s 106 fuel stations, like our pharmacies, contribute materially to revenue and to Ingles’ strategy.
LOST LONG-TERM VALUE CREATION OPPORTUNITIES: Based on Rory Held’s communications to Ingles, we do not believe Summer Road is interested in long-term value creation. Time and again, Rory Held, the Sackler Representative, has made it clear that transacting in the Company’s real estate is a primary value lever. We do not believe this narrow and short-sighted financial playbook is the best path for delivering significant, enduring returns for Ingles’ shareholders.
Protect Your Investment – Vote on the WHITE Proxy Card for ONLY Ingles’ Two Director
Nominees, Dwight Jacobs and Rebekah Lowe
We are confident that Ingles has the strategy, leadership, and Board – including our two new, independent director candidates – to deliver strong performance and enhanced shareholder value creation.
Our conclusions regarding the Sacklers and Rory Held are equally definitive – the Sacklers lack the ethics and moral standards that have guided Ingles since its founding, and its representative, Rory Held, on the Ingles Board would be detrimental to your company.
We urge you to protect your investment by voting “FOR” only the Company’s director candidates on the WHITE proxy card. Your vote “FOR” Ingles’ two director candidates on the WHITE proxy card is important, no matter how many shares you own.
On behalf of the Ingles Board and the management team, thank you for your support.
Sincerely,
The Ingles Board of Directors
About Ingles Markets, Incorporated
Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. At March 30, 2026, three of the four stores temporarily closed due to damage sustained in Hurricane Helene remained closed but are expected to reopen in 2026. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit www.ingles-markets.com.
Important Additional Information
This communication relates to the solicitation of proxies by Ingles Markets, Incorporated, a North Carolina corporation (the “Company”) in connection with the Company’s 2026 annual meeting of shareholders (the “Annual Meeting”). This is a contested solicitation. On April 1, 2026, the Company filed with the Securities and Exchange Commission (“SEC”) and began mailing to shareholders of record as of March 12, 2026 a definitive proxy statement and WHITE universal proxy card in connection with the Annual Meeting.
BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT, THE WHITE UNIVERSAL PROXY CARD, AND ANY OTHER PROXY MATERIALS FILED BY THE COMPANY WITH THE SEC, AS THEY CONTAIN IMPORTANT INFORMATION.
Shareholders may obtain the Company’s definitive proxy statement, the WHITE universal proxy card, any amendments or supplements thereto, and other relevant documents filed with the SEC free of charge at the SEC’s website at www.sec.gov. Copies are also available free of charge on the Company’s investor relations website under the “Corporate” tab at www.ingles-markets.com or by contacting Barbara Arnold.
The Company, its directors, and certain of its executive officers and employees may be deemed to be “participants” in the solicitation of proxies from shareholders in connection with the matters to be considered at the Annual Meeting. Information regarding the identity of these participants and their direct or indirect interests in the solicitation is set forth in the Company’s definitive proxy statement filed with the SEC on April 1, 2026, and may be supplemented in other materials filed with the SEC in connection with the Annual Meeting.

Shareholders are urged to vote “FOR” the Company’s director candidates by using ONLY the Company’s WHITE universal proxy card. Using any other proxy card will revoke prior voting instructions.
Cautionary Note Regarding Forward-Looking Statements
This communication includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things: business and economic conditions generally in the Company’s operating area, including inflation or deflation; shortages of labor, distribution capacity, and some product shortages; inflation in food, labor and gasoline prices; the Company’s ability to successfully implement its expansion and operating strategies; pricing pressures and other competitive factors, including online-based procurement of products the Company sells; sudden or significant changes in the availability of gasoline and retail gasoline prices; the maturation of new and expanded stores; general concerns about food safety; the Company’s ability to manage technology and data security; the availability and terms of financing; and increases in costs, including food, utilities, labor and other goods and services significant to the Company’s operations. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the SEC, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.
Contacts
Investor Contact
Pat Jackson, Chief Financial Officer
pjackson@ingles-markets.com
(828) 669-2941 (Ext. 223)
Media Contact
Eliza Rothstein / Zach Genirs
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
InglesMedia@joelefrank.com